Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13G, dated May 9, 2012, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Date:    May 9, 2012

/s/ Peter Varadi
Peter Varadi

9177-2541 Quebec Inc.

By:	/s/ Peter Varadi
Name:	Peter Varadi
Title:	President